Exhibit 4.21

Execution Version
SCHEDULE
to the
ISDA 2002 MASTER AGREEMENT

dated as of December 18, 2025

between

J.P. Morgan SE (“Party A”)	and	Arcos Dorados B.V. (“Party B”)

PART 1

Termination Provisions

(a)    “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v), any Affiliate of Party A;

Section 5(a)(vi), none;

Section 5(a)(vii), none; and

Section 5(b)(v), none;

and in relation to Party B for the purpose of:

Section 5(a)(v), Arcos Dorados Holdings Inc., Arcos Dorados Argentina S.A, Arcos Dourados Comercio de Alimentos S.A, Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V. and Arcos Dorados Restaurantes de Chile, SpA;

Section 5(a)(vi), Arcos Dorados Holdings Inc. and Arcos Dourados Comercio de Alimentos S.A,

Section 5(a)(vii), none; and

Section 5(b)(v), none.

(b)    “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)    The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party A and Party B, and for such purpose:

(i)    “Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

(ii)    “Threshold Amount” means, with respect to Party A, an amount equal to the higher of (i) an amount equal to three percent of the shareholders’ equity of Party A and (ii) EUR 250,000,000; and with respect to Party B, USD 75,000,000, or the equivalent thereof in any other currency or currencies. For purposes of this definition, any Specified Indebtedness denominated in a currency other than the currency in which the Threshold Amount is expressed shall be converted into the currency in which the Threshold Amount is expressed at the exchange rate therefor reasonably chosen by the other party.

(d)    The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and Party B; provided, however, that if the applicable party has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investors Service, Inc. (“Moody’s”), Standard and Poor’s Ratings Group (“S&P”) or any other internationally recognized rating agency (a “Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(v) shall mean that the Credit Rating of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s, or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s (or its Credit Support Provider’s) long-term indebtedness or deposits is or are rated by a Rating Agency, lower than a rating equivalent to the foregoing by such Rating Agency.

(e)    The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.

(f)    “Termination Currency” will have the meaning set forth in Section 14 of this Agreement.

(g)    Additional Termination Event will apply. The occurrence of the following will constitute Additional Termination Events with respect to Party B:

(i)If at any time, a Change of Control occurs

“Change of Control” means the occurrence of one or more of the following events:

(a) the Permitted Holders cease to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 30.00% of the voting power of the Voting Stock of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee;

(b) individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee;

(c) the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee, determined on a Consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act), whether or not otherwise in compliance with this Agreement, other than a Permitted Holder; or

(d) the approval by the holders of Capital Stock of the Parent Borrower, the Brazilian Master Franchisee or the Master Franchisee of any plan or proposal for the liquidation or dissolution of any such Person, whether or not otherwise in compliance with this Agreement; or

(ii)If at any time, the termination of Master Franchise Agreement (as defined within the Credit Agreement), for any reason, occurs.

For the purposes of the foregoing Additional Termination Events only, any capitalized term shall have the same meaning as defined within the Credit Agreement.

“Credit Agreement” means the Credit Agreement, dated as of 30 September, 2025 among Party B, Parent Borrower, the Guarantors named therein, supplemented or otherwise modified from time to time; provided that if the obligations under the Credit Agreement are paid in full or the Credit Agreement is otherwise terminated or cancelled, Credit Agreement means the Credit Agreement as it existed immediately prior to such event.

For the purposes of the foregoing Additional Termination Events, the Affected Party will be Party B.

PART 2

Tax Representations

(a)    Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)    Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

Party A represents that it is a resident of Germany for German tax purposes and it is not a United States Person for United States federal income tax purposes.

Party B represents that it is (i) not a resident of Germany for German tax purposes and does not act through a German branch, permanent establishment or agent for German tax purposes and (ii) a private company with limited liability (Besloten Vennootschap) created or organized in the Kingdom of the Netherlands and its taxpayer identification number is 808315870.

(c)    ISDA 2015 Section 871(m) Protocol. The following provisions shall apply unless Party B is a U.S. person for U.S. federal income tax purposes:

Party A and Party B agree that the amendments set out in the Attachment (the “Attachment”) to, and the provisions in Section 3(g) of, the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. (“ISDA”) on November 2, 2015 and available on the ISDA website (www.isda.org) (the “Protocol”) are incorporated into and shall apply to this Agreement as if set forth herein. For this purpose, capitalized terms used but not defined in the Attachment shall have the meanings given to them in the Protocol, except that references to “each Covered Master Agreement” in the Attachment will be deemed to be references to this Agreement and the “Implementation Date” referred to in the Attachment will be deemed to be the date of this Agreement. Notwithstanding anything to the contrary in this paragraph, the last sentence of Section 2(d)(iii) as proposed to be added by the Protocol is not incorporated by reference herein.
Netherlands and its taxpayer identification number is 808315870.

(c)    Party B represents, warrants and covenants that with respect to each Transaction the reference asset of which is issued by a master limited partnership, a real estate investment trust, a royalty income trust or a “U.S. real property holding corporation” as defined in Section 897 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or is a basket or an index the components of which consist of any such reference asset, such Transaction will be treated as a derivative for U.S. federal income tax purposes and does not constitute, as of the Trade Date of such Transaction, and will not at any time during the term thereof (in whole or in part) constitute, a “United States real property interest” within the meaning of Section 897 of the Code. Party B shall indemnify Party A for any Tax or related liability of Party A resulting from the foregoing representations failing at any time to be true.

PART 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents, as applicable:-

(a)    Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A and Party B	A valid and complete U.S. Internal Revenue Service Form W-8BEN-E	(i) Promptly upon reasonable demand by the other party; and (ii) promptly upon any such form (or any successor thereto) previously provided by such party becoming obsolete or incorrect.

(b)    Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party B
Annual Report of Party B and of its Credit Support Provider (as applicable) containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with the International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board, together with the interpretations issued by the International Financial Reporting Interpretation Committee of the International Accounting Standards Board (as amended, supplemented or re-issued from time to time)
		Upon request	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party B
Unaudited consolidated financial statements of Party B and of its Credit Support Provider (as applicable) for a fiscal quarter prepared in accordance with the International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board, together with the interpretations issued by the International Financial Reporting Interpretation Committee of the International Accounting Standards Board (as amended, supplemented or re-issued from time to time)
		Upon request	Yes

Party B
A duly executed copy of the Credit Support Document from the Credit Support Provider of Party B together with copies of all corporate authorisations and any other documents with respect to the execution, delivery and performance of such document, substantially in the form of Exhibit I hereto.
		Upon execution and delivery of this Agreement	Yes
Party B	Opinion of in-house counsel to the Credit Support Provider of Party B, satisfactory to Party A	Upon execution and delivery of this Agreement	No

Party B	Certified copies of all corporate authorisations and any other documents with respect to the execution, delivery and performance of this Agreement	Upon execution and delivery of this Agreement	Yes

Party A and Party B	Certificate of authority and specimen signatures of individuals executing this Agreement and each Confirmation	Upon execution and delivery of this Agreement and thereafter upon request of the other party	Yes

PART 4

Miscellaneous

(a)    Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Any notice relating to a particular Transaction shall be delivered to the address or facsimile number specified in the Confirmation of such Transaction. Any notice delivered for purposes of Sections 5, 6, 7, 11 and 13 of this Agreement shall be delivered to the following address:

J.P. Morgan SE
Taunustor 1 (TaunusTurm)
60310 Frankfurt am Main
Federal Republic of Germany
Attention:    Legal Department
Email: [***]

With a copy to:
(1)J.P. Morgan Securities plc
25 Bank Street, 23rd Floor
London E14 5JP, England
Attention: Legal Department - Derivatives Practice Group
Facsimile No.: [***]
and
(2)JPMorgan Chase Bank, N.A.,
Attention: Markets Legal Group
270 Park Avenue, New York, New York 10017

Any notices delivered for the purposes of the EMIR Protocol shall be delivered to the following addresses:

Portfolio Data:         [***]
Notice of a discrepancy:     [***]
Dispute Notice:         [***]

Address for notices or communications to Party B:

Arcos Dorados B.V.
Muiderstraat 5/F
1011 PZ Amsterdam
The Netherlands

Attention: Guido Nicolás Lovati

Email: [***]

Any notices delivered for the purposes of the EMIR Protocol shall be delivered to the following addresses:

Portfolio Data:         [***]; [***]; [***]
Notice of a discrepancy:     [***]; [***]; [***]
Dispute Notice:         [***]; [***]; [***]

(b)    Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: JPMorgan Chase Bank, N.A., Attention: Markets Legal Group
270 Park Avenue, New York, New York 10017

Party B appointsLAT AM LLC, address: 251 Little Falls Drive, Wilmington, Delaware 19808, USA

(c)    Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)    Multibranch Party. For the purpose of Section 10 of this Agreement:

Party A is a Multibranch Party.
Party B is not a Multibranch Party.

(e)    Credit Support Document. Details of any Credit Support Document:

(A)With respect to Party A: none.
(B)With respect to Party B: The Deed of Guarantee and Indemnity of Party B’s Credit Support Provider in favour of Party A and substantially in the form of Exhibit II hereto.

(f)    Credit Support Provider.

Credit Support Provider means in relation to Party A, not applicable.
Credit Support Provider means in relation to Party B, Arcos Dourados Comercio de Alimentos SA.

(g)    Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(h)    Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions starting from the date of this Agreement.

(i)    “Affiliate” will have the meaning specified in Section 14 of this Agreement.

(j)    Absence of Litigation. For the purpose of Section 3(c) of this Agreement:

“Specified Entity” means in relation to Party A, any Affiliate of Party A.
“Specified Entity” means in relation to Party B, Arcos Dorados Holdings Inc., Arcos Dorados Argentina S.A, Arcos Dourados Comercio de Alimentos S.A, Arcos SerCal Inmobiliaria, S. de R.L. de C.V., Restaurantes ADMX, S. de R.L. de C.V. and Arcos Dorados Restaurantes de Chile, SpA.

(k)    No Agency. The provisions of Section 3(g) of this Agreement will apply to this Agreement.

(l)    Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will each constitute an Additional Representation:

(i)Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(1)    Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)    Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(3)    Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(4)    Other Transactions. It understands and acknowledges that the other party may, either in connection with entering into a Transaction or from time to time thereafter, engage in open market transactions that are designed to hedge or reduce the risks incurred by it in connection with such Transaction and that the effect of such open market transactions may be to affect or reduce the value of such Transaction.

(m)    Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

(n)     Email Notification. Section 12(a) of the Master Agreement shall be amended by the deletion of the words “or e-mail” in line 3 thereof and by the deletion of sub-section (ii) thereof. Sub-section (ii) of Section 12(a) shall be replaced with the following “(ii) intentionally left blank”.

PART 5

Other Provisions

(a)    ISDA Definitions. Reference is hereby made to the 2021 ISDA Interest Rate Derivatives Definitions (the “2021 Definitions”) and the 1998 FX and Currency Option Definitions (the “FX Definitions”) (collectively the “ISDA Definitions”) each as published by the International Swaps and Derivatives Association, Inc., which are hereby incorporated by reference herein. Any terms used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein.

(b)    Scope of Agreement. Notwithstanding anything contained in this Agreement to the contrary, any transaction (other than a repurchase transaction, reverse repurchase transaction, buy/sell-back transaction or securities lending transaction) which may otherwise constitute a “Specified Transaction” (without regard to the phrase “which is not a Transaction under this Agreement but” in the definition of “Specified Transaction”) for purposes of this Agreement which has been or will be entered into between the parties shall constitute a “Transaction” which is subject to, governed by, and construed in accordance with the terms of this Agreement, unless any Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.

(c)    Inconsistency. In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule and Paragraph 11 or Paragraph 13 of an ISDA Credit Support Annex (as applicable); (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement and ISDA Credit Support Annex (as applicable). in the event of any inconsistency between provisions contained in the 2021 Definitions and the FX Definitions, the FX Definitions shall prevail.

(d)    Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 14 71 (b) of the Code, or any legislation, or fiscal or regulatory rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2( d) of this Agreement.

(e)    Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy that exists or is available apart from that act.

(f)    Tax Event. With respect to any Transaction that incorporates the 2014 ISDA Credit Derivatives Definitions, the 2003 ISDA Credit Derivatives Definitions or the 1999 ISDA Credit Derivatives Definitions (each as published by the International Swaps and Derivatives Association, Inc) as updated from time to time, Section 5(b )(iii) is hereby amended by adding the words "or be required to pay any US insurance excise tax with respect to a payment hereunder" immediately prior to the word "or" in the sixth line of that Section.

(g)    EMIR Protocol. The parties agree that the definitions contained in Section 4 of, and the provisions in the Attachment to, the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published on 19th of July 2013  by the International Swaps and Derivatives Association, Inc. (the “EMIR Protocol”) are hereby incorporated by reference in this Agreement and form part hereof. In this respect, references in those definitions and provisions to any “ISDA Master Agreement” will be deemed to be references to this Agreement and the term "the parties", as used in the EMIR Protocol, shall be construed as referring to Party A and Party B.

Notwithstanding the foregoing, the parties agree that for the purposes of the EMIR Protocol:

(i)          Party A appoints to act as its agent: Not applicable.

(ii)         Party B appoints to act as its agent: Not applicable.

(h)    Definitions.

(i)The definition of “Local Business Day” in Section 14 of the Agreement is amended by replacing the last “and” with a comma and inserting the following before the full stop at the end of the definition:

“, and (f) in relation to portfolio reconciliation and dispute resolution pursuant to the EMIR Protocol (which is incorporated by reference in Part 5(g) of the Schedule to this Agreement), unless otherwise agreed between the parties in writing, a day on which commercial banks and foreign exchange markets settle payments and are open for general business in, in respect of Party A, London; and, in respect of Party B, New York.”

(ii)Section 14 of the Agreement is amended by adding the following definitions in their appropriate alphabetical places:

“Adherence Letter” means Part 5(g) of the Schedule to this Agreement.

“Agreed Process” means any process agreed between the parties in respect of a Dispute other than the Dispute Resolution Procedure including, without limitation, the process in Section 13 of this Agreement as may be amended between the parties.

“EstG” means the German Income Tax Act (Einkommensteuergesetz), as amended.

“Implementation Date” means the date of this Agreement.

“Portfolio Data Receiving Entity” means Party B, subject to Part I(2)(a) of the Attachment to the EMIR Protocol.

“Portfolio Data Sending Entity” means Party A, subject to Part I(2)(a) of the Attachment to the EMIR Protocol.
(i)    QFC Stay Rules. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement, Party A shall be deemed a Regulated Entity and Party B shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Covered Agreement, Party A shall be deemed a Covered Entity and Party B shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Party A shall be deemed a “Covered Entity” and Party B shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Party A replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(j)    Incorporation of the ISDA Benchmarks Supplement. In respect of a Transaction or a Swap Transaction (as each such term is defined in the relevant Definitions) where the parties have incorporated the FX Definitions, the 2002 ISDA Equity Derivatives Definitions, the 2005 ISDA Commodity Definitions and/or the 2006 Definitions, (together, the “Product Definitions”), as amended and supplemented from time to time, the parties agree that the ISDA Benchmarks Supplement as published by the International Swaps and Derivatives Association, Inc. on 19 September 2018 is hereby incorporated and supplements the relevant Product Definitions with respect to any Transaction or Swap Transaction entered into on or after the date of this Agreement . Any notices delivered for the purposes of the ISDA Benchmarks Supplement shall be delivered to the following addresses:

Party A:

General notices: [***]
Amendments and modifications: [***]

Party B:

General notices:     [***]; [***]; [***]
Amendments and modifications: [***]; [***]; [***]

(k)    Contractual Recognition of Bail-in
Each Party acknowledges and accepts that liabilities arising under this agreement (other than Excluded Liabilities) may be subject to the exercise of the German Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Party A to Party B may include, without limitation:
(i)a reduction, in full or in part, of the Bail-in Termination Amount; and/or
(ii)a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case Party B acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.
Each Party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the Parties relating to the subject matter of this agreement and that no further notice shall be required between the Parties pursuant to the agreement in to order to give effect to the matters described herein.
The acknowledgements and acceptances contained in paragraphs (1) and (2) above will not apply if:
(i)the relevant resolution authority determines that the liabilities arising under this agreement may be subject to the exercise of the German Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the German Regulations have been amended to reflect such determination; and/or
(ii)(a) the German Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in paragraphs (1) and (2); or (b) a waiver has been obtained in respect thereof.
Definitions:
“Bail-in Action” means the exercise of any German Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement.
“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).
“BRRD” means Directive 2014/59/EU and Directive 2019/879/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, each as amended from time to time.
“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the applicable German Regulations.
“German Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with any laws, regulations, rules or requirements (together, the “German Regulations”) in effect in Germany:
(a)relating to the transposition of the BRRD, including but not limited to, the Act on Recovery and Resolution of Institutions and Financial Groups (Recovery and Resolution Act) (Gesetz zur Sanierung und Abwicklung von Instituten und Finanzgruppen (Sanierungs- und Abwicklungsgesetz) - SAG), as amended from time to time, and the instruments, rules and standards created thereunder, and

(b)constituting or relating to the SRM Regulation,
in each case, pursuant to which the obligations of Party A (or other affiliate of Party A can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.
“SRM Regulation” means Regulation (EU) No 806/2014 and Regulation (EU) 2019/877/EU establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund, and amending Regulation (EU) No 1093/2010 establishing a European Supervisory Authority (European Banking Authority), each as amended from time to time.
(l)    Stay Resolution. The terms of paragraph 2 of the ISDA BRRD II Omnibus Jurisdictional Module as published by the International Swaps and Derivatives Association, Inc. on 14 September 2021, are incorporated into and form a part of this Agreement and this Agreement shall be deemed a Covered Agreement for purposes thereof. For purposes of incorporating the ISDA BRRD II Omnibus Jurisdictional Module, Party A shall be deemed to be a Regulated Entity, Party B shall be deemed to be a Module Adhering Party, and Germany shall be deemed to be a Covered Member State.  In the event of any inconsistences between this Agreement and paragraph 2 of the ISDA BRRD II Omnibus Jurisdictional Module, the ISDA BRRD II Omnibus Jurisdictional Module will prevail.
(m)    Calculation Agent. The Calculation Agent is Party A unless (i) otherwise specified in a Confirmation in relation to the relevant Transaction or (ii) Party A is a Defaulting Party, in which case the Calculation Agent shall be a leading independent dealer in the relevant derivatives market who is not an affiliate of Party A or Party B as appointed by Party B.
(n)    Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this provision.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

J.P. MORGAN SE		ARCOS DORADOS B.V.
By:	Donna Greenwood	By:	/s/ Lucas Brizuela
Name:	Donna Greenwood	Name:	Lucas Brizuela
Title:	Authorised Signatory	Title:	Authorized Officer

FORM OF OPINION OF COUNSEL TO GUARANTOR

Date:

J.P. MORGAN SE

Taunustor 1 (TaunusTurm)
60310 Frankfurt am Main
Federal Republic of Germany

Ladies and Gentlemen:

We are counsel to Arcos Dourados Comercio de Alimentos SA, a corporation (the “Guarantor”) and we are delivering this opinion in connection with the Guarantee dated [                ] issued by the Guarantor in connection with the ISDA 2002 Master Agreement dated as of [                     ] between Arcos Dorados B.V. and J.P. Morgan SE (“JPMorgan”). Terms defined in the Guarantee are used herein as therein defined.

In that connection, we have examined the originals, or copies certified to our satisfaction, of the Guarantee and such corporate records of the Guarantor, certificates of public officials and of officers of the Guarantor, and agreements, instruments, and documents, as we have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Guarantor, or its officers or of public officials.

Based upon the foregoing, we are of the following opinion:

1.    The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of [              ].

2.    The Guarantor has the power to execute and deliver the Guarantee and to perform its obligations under the Guarantee and has taken all necessary action to authorize such execution and delivery and performance of such obligations.

3.    The execution and delivery of the Guarantee by the Guarantor and the Guarantor’s
performance of its obligations under the Guarantee do not violate or conflict with any law, rule or regulation applicable to it, any provision of its charter or by-laws (or comparable constitutional documents), any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting the Guarantor or any of its assets.

4.    All authorizations of and exemptions, actions or approvals by, and all notices to or filings with, any governmental or other authority that are required to have been obtained or made by the Guarantor with respect to the Guarantee have been obtained or made and are in full force and effect and all conditions of any such authorizations, exemptions, actions or approvals have been complied with.

5.    The Guarantee constitutes the Guarantor’s legal, valid and binding obligation enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

6.    To the best of our knowledge, after due inquiry, there is not pending or threatened against the Guarantor or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, government body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against the Guarantor of the Guarantee or its ability to perform its obligations thereunder.

7.    A court in [                ] would give effect to the parties’ choice of law by applying the substantive laws of the state of New York in construing and enforcing the Obligations as provided in the Guarantee.

8.    A valid judgment upon the Guarantee obtained from a court of competent jurisdiction in New York which judgment remains in full force and effect after all appeals that may be taken in New York with respect thereto have been taken may be entered and enforced through a court of competent jurisdiction of [                ].

We are qualified to practice law in [                ] and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of [                ] .

Very truly yours,

EXHIBIT II

GUARANTEE AND INDEMNITY

To:    J.P. MORGAN SE

1.    In consideration of J.P. Morgan SE (the “Beneficiary”) entering into a 2002 Master Agreement (the “Master Agreement”) dated as of 18 December 2025 between the Beneficiary and Arcos Dorados B.V.(the “Counterparty”) under which the Beneficiary and the Counterparty may from time to time enter into Transactions (as defined in the Master Agreement) the terms of each of which will be confirmed by a Confirmation (as defined in the Master Agreement) supplementing and forming a part of the Master Agreement (the Master Agreement and all Confirmations together, as varied, amended or supplemented from time to time, the “ISDA Agreement”) and/or for other valuable consideration we Arcos Dourados Comercio de Alimentos SA, a company organized under the laws of Brazil (the “Guarantor”) hereby as principal obligor irrevocably and unconditionally guarantee on written demand from time to time the payment when due and the prompt performance and observance of all present and future obligations and liabilities of the Counterparty to the Beneficiary in respect of the ISDA Agreement (the “Liabilities”), agree to pay, perform or procure performance of all Liabilities when due upon written demand from time to time and will keep the Beneficiary indemnified against any failure by the Counterparty for any reason to pay and perform the Liabilities.

2.    (a)    The Guarantor will pay interest on each amount demanded hereunder from the date of demand until payment in full (as well after as before judgment) at the respective rates (if any) payable from time to time by the Counterparty on the corresponding Liabilities so demanded.

(b)    The Guarantor will pay, and indemnify the Beneficiary against, all legal and other costs and expenses (including any value added tax or other taxes in respect thereof) incurred by the Beneficiary in connection with the preservation of rights under and enforcement of this Guarantee.

3.    (a)    This shall be a continuing guarantee, shall extend to the ultimate balance of the Liabilities and shall continue in force notwithstanding any intermediate payment in whole or in part of the Liabilities.

(b)    If for any reason this Guarantee ceases to be a continuing guarantee, the Beneficiary may open a new account with or continue any existing account with the Counterparty and the liability of the Guarantor in respect of the Liabilities at the date of such cessation shall remain regardless of any payments in or out of any such account.

4.    The liability of the Guarantor hereunder shall not be prejudiced, affected or diminished by any act, omission or circumstance which but for this clause might prejudice, affect or diminish such liability, including but not limited to and whether or not known to the Guarantor:

(a)    at any time, a waiver granted to or release of or composition with the Counterparty or (if more than one person is Guarantor hereunder) any such person or any other person;

(b)    any extension, variation, increase, compromise, exchange, acceleration, renewal, surrender, release or loss of or failure to perfect or enforce, or negligence in relation to, any of the Liabilities or any present or future security granted by or rights against the Counterparty or (if more than one person is Guarantor hereunder) any such person or, any other person liable in respect of the Liabilities, or any other rights or security, or any delay in perfecting or enforcing the same or any non- presentment or non-observance of any formality or other requirement in respect of any instrument;

(c)    any irregularity in or unenforceability or invalidity of the Liabilities or the obligations of any other person or any present or future law or order of any government or authority (whether of right or in fact) purporting to reduce or otherwise affect any of the Liabilities to the intent that this Guarantee and “Liabilities” shall be construed as if there were no such irregularity, unenforceability, invalidity, law or order. The term “Liabilities” shall include all items which would be Liabilities but for the death, liquidation, bankruptcy, absence of legal personality, disability, incapacity, or absence of or limit on the power or authorities of each Counterparty (or those acting on its behalf) or any statute of limitation.

The Beneficiary shall not be concerned to see or investigate the powers or authorities of the Counterparty or its officers, partners or agents, and moneys obtained or Liabilities incurred in purported exercise of such powers or authorities shall be deemed to form part of the Liabilities. The Guarantor hereby waives presentment, demand for payment, noting, protest or notice of non-payment or dishonour of any instrument in respect of the Liabilities.

5.    (a)    Until the Liabilities have been irrevocably paid and discharged in full, the Beneficiary may:

(i)    refrain from applying or enforcing any other security, moneys or rights held or received by the Beneficiary in respect of the Liabilities or apply and enforce the same in such manner and order as the Beneficiary sees fit (whether against the Liabilities or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(ii)    hold in suspense account (without liability to pay interest thereon) any moneys received from the Guarantor or on account of the Guarantor’s liability hereunder.

(b)    Where any discharge or settlement (whether in respect of the Liabilities, this Guarantee, any security therefor or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is void or voidable or must be repaid on bankruptcy, liquidation, administration or otherwise without limitation, the liability of the Guarantor under this Guarantee shall continue as if there had been no such discharge, settlement or arrangement. The Beneficiary shall be entitled to concede or compromise any claim that any such payment, security or other disposition is liable to avoidance or repayment. Each such discharge, settlement or arrangement made by the Beneficiary shall be conditional upon the relevant payment, security or disposition not being or becoming void or voidable or subject to restoration.

6.    Until the Liabilities have been irrevocably paid and discharged in full, the Guarantor shall not, by virtue of or in respect of any payment made or moneys received for or on account of the Guarantor’s liability hereunder:

(a)    be subrogated to any rights, security or moneys held or received by the Beneficiary, or be entitled to any right of contribution;

(b)    exercise any right of set-off against the Counterparty or any other person liable hereunder or in respect of any of the Liabilities;

(c)    receive, claim or have the benefit of any payment, distribution or security; or

(d)    claim as creditor in competition with the Beneficiary.

The Guarantor shall forthwith pay to the Beneficiary an amount equal to any such set-off in fact exercised by it and shall hold in trust for and forthwith pay or transfer, as the case may be, to the Beneficiary any such payment or distribution or benefit of security in fact received by it.

7.    (a)    The Guarantor will not without the prior written consent of the Beneficiary hold any security from the Counterparty in respect of the Guarantor’s liability hereunder. The Guarantor will hold any security held by it in breach of this provision in trust for the Beneficiary.

(b)    This Guarantee is in addition to any present and future guarantee, lien or other security held by the Beneficiary. The Beneficiary’s rights hereunder are in addition to and not exclusive of those provided by law.

(c)    The Beneficiary may set-off any amount due from the Guarantor hereunder against any debts or obligations owing by the Beneficiary to the Guarantor (whether or not mature) in any currency or at any place.

(d)    The Beneficiary shall not be bound first to enforce any rights against the Counterparty or any other person or any guarantee, collateral or other security before enforcing this Guarantee.

8.    All amounts payable under this Guarantee shall be paid without set-off or counterclaim and free and clear of and without reduction of or withholding for or on account of any present or future taxes or other deductions (“Taxes”) all of which shall be paid by the Guarantor for its own account. If any such payment by the Guarantor hereunder is reduced by reason of any Taxes, the Guarantor shall pay to the Beneficiary such additional amounts as may be necessary to ensure that the Beneficiary actually receives a net amount equal to the full amount which it would have received had no such payment, deduction or withholding been required.

9.    A certificate in writing signed by one of the Beneficiary’s officers and certifying the total amount of the Liabilities due from the Counterparty shall be conclusive evidence of the matters so certified absent manifest error.

10.    Any demand or notice shall (without prejudice to any other mode of service) be deemed to have been made upon delivery thereof to the Guarantor but not later than twelve hours after the dispatch to the Guarantor of the same (if by telex) or forty-eight hours after the posting of the same or written notice thereof by first-class mail (airmail if overseas) addressed to the Guarantor, in each case at or to its address above stated or at or to such other address as shall be designated for this purpose by the Guarantor in a written notice received by the Beneficiary at its principal office in London, England.

11.    (a)    The Guarantor shall pay to the Beneficiary the unpaid amount of each Liability demanded hereunder in the currency in and at the place at which such Liability is payable by its terms and the Guarantor shall indemnify the Beneficiary against any losses arising from the failure for any reason of the Guarantor to pay in such currency at such place.

(b)    Without prejudice to clause 11(a) above, if for the purposes of obtaining any judgment or order or enforcing the same or of filing any proof or other claim in respect of this Guarantee or by reason of any law or regulation, the Guarantor’s obligations hereunder in respect of any currency payable by the Guarantor under clause 11(a) above (the “First Currency”) is payable or is converted into another currency (the “Second Currency”), the Guarantor will, as a separate obligation and notwithstanding any such judgment, order, enforcement or filing, pay such additional amounts in the Second Currency as are necessary to ensure that, after conversion of such amounts at the Beneficiary’s rate of exchange for the purchase of the First Currency with the Second Currency prevailing on the date of payment (and including any applicable investment currency premium or similar amount), the Beneficiary receives in the Second Currency the equivalent (at such rate of exchange as aforesaid) amount of the First Currency which would otherwise have been payable.

(c)    If the Guarantor fails to pay on the due date any sum payable by it hereunder in the First Currency, the Beneficiary may, at its option at any time thereafter and with or without notice to the Guarantor, purchase the amount of such sum with any other currency or currencies. If the Beneficiary does so, the Guarantor’s obligations under clause 11(a) above in respect of such sum shall be replaced by an obligation to pay to the Beneficiary the amount of such other currency or currencies required for such purchase together with any costs of exchange and any premium or similar amount in connection with such purchase.

12.    The Guarantor will pay all stamp duties and other documentary taxes payable in connection with this Guarantee and will keep the Beneficiary indemnified against failure to pay the same.

13.    (a)    This Guarantee shall be governed by and construed in accordance with the laws of New York State.

(b)    Without prejudice to the right of the Beneficiary to bring proceedings in any other court of competent jurisdiction, the Guarantor irrevocably submits to the jurisdiction of the New York State courts and hereby appoints Cogency of 122 East 42nd Street, 18th Floor, New York, NY 10168 as its agent for the service of process in such jurisdiction. Nothing in this clause shall limit the right of the Beneficiary to serve process in any other manner permitted by law.

(c)    The Guarantor irrevocably waives any sovereign or other immunity in respect of itself or its assets to which it may be or become entitled in respect of any proceedings or the execution thereof in connection with this Guarantee, and the Guarantor consents to such proceedings and execution.

14.    (a)    Subject to providing prior written notice to, and obtaining the consent from, the Counterparty, the Beneficiary may at any time and from time to time assign to one or more banks or other financial institutions all or any part of the Beneficiary’s rights and benefits under this guarantee.

(b)    To the extent of any such assignment the expression “Beneficiary” wherever used in this Guarantee shall include any assignee of the Beneficiary and every Successor in title of any such assignee or the Beneficiary.

15.    No delay or omission of the Beneficiary in exercising any right, power or remedy under this Guarantee shall impair such right, power or remedy or constitute a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.    The Guarantor warrants that this Guarantee is its legally binding obligation enforceable in accordance with its terms and does not conflict with any law, regulation or instrument binding on or relating to the Guarantor and that this Guarantee is within its powers and has been duly authorised by it.

17.    (a)    In this Guarantee:

(i)    the “Beneficiary” includes its successors and assigns and any corporation with which it may amalgamate or merge;

(ii)    the “Beneficiary’s rate of exchange” means (1) the spot rate of exchange quoted by the Beneficiary at such place as the Beneficiary deems appropriate or, if no such rate is quoted on any relevant date, shall be estimated by the Beneficiary on the basis of the Beneficiary’s last quoted spot rate or (2) if the Beneficiary deems that any other prevailing rate is more appropriate, that rate;

(iii)    “person” includes individuals, associations corporate or unincorporate, trusts, entities and governments.

(b)    Anything in the last paragraph of clause 6 or in clause 7(a) or 7(c) above which operates as a charge or other security interest on any assets or revenues of the Guarantor shall, to the extent it does so, not apply.

(c)    References to the “Guarantor” and “Counterparty” herein includes references to each successor and personal representative of the Guarantor, or any Counterparty as the case may be, and any committee, receiver or other person lawfully acting on behalf of the Guarantor.

18.    The Guarantor acknowledges and agrees that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Guarantee, and for such purposes this Guarantee shall be deemed a Protocol Covered Agreement, the Beneficiary shall be deemed a Regulated Entity and the Guarantor shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Guarantee, and for such purposes this Guarantee shall be deemed a Covered Agreement, the Beneficiary shall be deemed a Covered Entity and Guarantor shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Guarantee, and for such purposes this Guarantee shall be deemed a “Covered Agreement,” the Beneficiary shall be deemed a “Covered Entity” and the Guarantor shall be deemed a “Counterparty Entity.” In the event that, after the date of this Guarantee, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Guarantee and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Guarantee” include any related credit enhancements entered into between the parties or provided by one to the other.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

IN WITNESS whereof this Deed of Guarantee has been duly executed and delivered on the [    ] day of [                ] 202[   ].

The Common Seal of        )
[                               ]        )
was hereunto affixed        )
in the presence of:-        )

Director:

Director/Secretary: